                            EXHIBIT 2.1










                     STOCK PURCHASE AGREEMENT


                               among




                           SETECH, INC.

                              and the

                           SHAREHOLDERS

                                of

                    LEWIS SUPPLY COMPANY, INC.







                       Dated June    , 1997

                         TABLE OF CONTENTS

                                                             PAGE

1.   DEFINITIONS   1

2.   SALE AND TRANSFER OF SHARES; CLOSING   4
     2.1  SHARES.   4
     2.2  PURCHASE PRICE   4
     2.3  CLOSING.   5
     2.4  CLOSING OBLIGATIONS   5
     2.5  ADJUSTMENTS  TO   PURCHASE   PRICE   AND   LIMITATIONS  UPON
          INDEMNIFICATION.....................................  7

3.   REPRESENTATIONS AND WARRANTIES OF SELLERS   8
     3.1  EXISTENCE;  GOOD  STANDING; CORPORATE AUTHORITY;  COMPLIANCE
          WITH LAW............................................  8
     3.2  CONSENTS   9
     3.3  AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENTS   9
     3.4  CAPITALIZATION   9
     3.5  PRIOR SALES OF SECURITIES  10
     3.6  SUBSIDIARIES  10
     3.7  OTHER INTERESTS  10
     3.8  NO VIOLATION  10
     3.9  FINANCIAL STATEMENTS  10
     3.10 CONTRACTS  11
     3.11 ABSENCE OF CERTAIN CHANGES  12
     3.12 TAX MATTERS  13
     3.13 EMPLOYEES AND BENEFIT PLANS  13
     3.14 ASSETS  15
     3.15 LAWFULLY OPERATING  16
     3.16 POWER OF ATTORNEY  16
     3.17 NO LITIGATION  16
     3.18 CORPORATE RECORDS  16
     3.19 NO DEFAULTS  16
     3.20 HAZARDOUS SUBSTANCES  16
     3.21 LABOR MATTERS  18
     3.22 CONDITION OF ASSETS  18
     3.23 ACCOUNTS RECEIVABLE  19
     3.24 INVENTORY  19
     3.25 NO LIABILITIES  19
     3.26 INSURANCE  19
     3.27 INTELLECTUAL PROPERTY  21
     3.28 BROKERS OR FINDERS  22
     3.29DISCLOSURE  22
     3.30 SELLERS' REPRESENTATIVE  23
     3.31 SELLERS' KNOWLEDGE OF CLAIMS  23


4.   REPRESENTATIONS AND WARRANTIES OF BUYER...................23
     4.1  ORGANIZATION AND GOOD STANDING...................... 23
     4.2  AUTHORITY; NO CONFLICT  23
     4.3  INVESTMENT INTENT  23
     4.4  CERTAIN PROCEEDINGS  24
     4.5  BROKERS OR FINDERS  24
     4.6  SETECH FINANCIAL STATEMENTS  24
     4.7  INVENTORY DUE DILIGENCE  24
     4.8  BUYER'S KNOWLEDGE OF CLAIMS  24

5.   COVENANTS OF SELLERS PRIOR TO CLOSING DATE  24
     5.1  ACCESS AND INVESTIGATION  24
     5.2  OPERATION OF THE BUSINESSES OF THE COMPANY  24
     5.3  REQUIRED APPROVALS  25
     5.4  NO NEGOTIATION  25
     5.5  NOTIFICATION  25
     5.6  [INTENTIONALLY OMITTED]  25
     5.7  TAX COVENANTS  25
     5.8  DISTRIBUTIONS, DIVIDENDS AND BONUSES  27
      5.9 ADVANCES TO SHAREHOLDERS, DIRECTORS AND OFFICERS.  28

6.   COVENANTS OF BUYER PRIOR TO CLOSING DATE 28
     6.1  APPROVALS OF GOVERNMENTAL BODIES.................... 28
     6.2  BEST EFFORTS.  28

7.   CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE  28
     7.1  ACCURACY OF REPRESENTATIONS  28
     7.2  SELLERS' PERFORMANCE  29
     7.3  CONSENTS  29
     7.4  ADDITIONAL DOCUMENTS.................................29
     7.5  NO PROCEEDINGS  29
     7.6  NO CLAIM REGARDING STOCK OWNERSHIP OR SALE PROCEEDS  29
     7.7  NO PROHIBITION  29
     7.8  FINANCING  29

8.   CONDITIONS PRECEDENT TO SELLERS' OBLIGATION TO CLOSE  30
     8.1  ACCURACY OF REPRESENTATIONS  30
     8.2  BUYER'S PERFORMANCE  30
     8.3  ADDITIONAL DOCUMENTS  30
     8.4  NO INJUNCTION  30
     8.5  CONSENTS  30
     8.6  NO PROCEEDINGS  31

9.   TERMINATION  31
     9.1  TERMINATION EVENTS  31
     9.2  EFFECT OF TERMINATION  31

10.  INDEMNIFICATION; REMEDIES  31
     10.1   SURVIVAL; RIGHT TO  INDEMNIFICATION  AFFECTED  BY  CERTAIN
          KNOWLEDGE........................................... 31
     10.2 INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLERS  32
     10.3  [Intentionally Omitted]  33
     10.4 INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER  33
     10.5 TIME LIMITATIONS  33
     10.6 THRESHOLD ON AMOUNT--SELLERS  33
     10.7 THRESHOLD ON AMOUNT--BUYER  34
     10.8 RIGHT OF SET-OFF AND EXERCISE OF REMEDIES  34
     10.9PROCEDURE FOR INDEMNIFICATION--THIRD PARTY CLAIMS  35
     10.10 PROCEDURE FOR INDEMNIFICATION--OTHER CLAIMS  36

11.  GENERAL PROVISIONS  36
     11.1 EXPENSES  36
     11.2 PUBLIC ANNOUNCEMENTS  36
     11.3 MANDATORY ARBITRATION  36
     11.4 CONFIDENTIALITY  37
     11.5 NOTICES  37
     11.6 JURISDICTION; SERVICE OF PROCESS  38
     11.7 FURTHER ASSURANCES  38
     11.8 WAIVER  38
     11.9 ENTIRE AGREEMENT AND MODIFICATION  38
     11.10 DISCLOSURE LETTER  39
     11.11 ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS  39
     11.12 SEVERABILITY  39
     11.13 SECTION HEADINGS, CONSTRUCTION  39
     11.14 TIME OF ESSENCE  39
     11.15 GOVERNING LAW  39
     11.16 COUNTERPARTS  40

EXHIBITS
     Exhibit 1           Disclosure Letter
     Exhibit 2.2         Allocation of Purchase Price
     Exhibit 2.4(a)(ii)  Employment and Noncompetition Agreement
     Exhibit 2.4(b)(ii)  Non-Negotiable Promissory Note
     Exhibit 2.4(c)(99)  Burnham Employment and Noncompetition Agreement
     Exhibit 2.4(c)(iii) Shareholder Agreement
     Exhibit 3.30        Sellers' Representative Power of Attorney
     Exhibit 4.7         Approved Inventory of Company
     Exhibit 5.7         Tax Allocation
     Exhibit 7.4(a)      Opinion of Counsel to Sellers
     Exhibit 8.3(a)      Opinion of Counsel to Buyer
     Exhibit 11.5        Addresses for Notice to Sellers

                     STOCK PURCHASE AGREEMENT

     This Stock  Purchase  Agreement  ("Agreement")  is  made  as  of
June,  1997,  by  and  among  SETECH,  INC.,  a Delaware corporation having
its principal  place  of  business  at  905  Industrial   Drive,
Murfreesboro, Tennessee 37129 ("Buyer"), and the parties appearing on the signature pages hereto (such parties are collectively referred to herein as the "Sellers").

                             RECITALS

     Sellers desire to sell, and Buyer desires to purchase, all of the issued and outstanding shares (the "Shares") of capital stock of Lewis Supply Company, Inc., a Delaware corporation having its principal place of business at 477 South Main Street, Memphis, Tennessee 38103 (the "Company"), for the consideration and on the terms set forth in this Agreement.

                             AGREEMENT

     The parties, intending to be legally bound, agree as follows:

1.   DEFINITIONS.

     For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

     "APPLICABLE CONTRACT"--any contract (a) under which the Company has or may acquire any rights, (b) under which the Company has or may become subject to any obligation or liability, or (c) by which the Company or any of its assets is or may become bound.

     "BALANCE SHEET"--as defined in Section 3.09.

     "BURNHAM  EMPLOYMENT  AND  NONCOMPETITION  AGREEMENT"--as  defined  in
Section 2.4(c)(ii).

     "BUSINESS DAY--any day other than a Saturday, Sunday, a legal holiday or a day on which banking institutions are authorized or required by law to close in the State of Tennessee.

     "BUYER"--as defined in the first paragraph of this Agreement.

     "CLOSING"--as defined in Section 2.3.

     "CLOSING DATE"--the date and time as of which the Closing actually takes place.

     "COMPANY"--as defined in the Recitals of this Agreement.

     "CONTEMPLATED TRANSACTIONS"--all of the transactions contemplated by this Agreement, including:
          (a) the sale of the Shares by Sellers to Buyer;

          (b) the execution, delivery, and performance of the Promissory Notes, the [Security for Promissory Notes], the Employment and Noncompetition Agreements, the Shareholder Agreement, and the Burnham Employment and Noncompetition Agreement;

          (c) the performance by Buyer and Sellers of their respective covenants and obligations under this Agreement; and

          (d) Buyer's acquisition and ownership of the Shares.

     "DAMAGES"--as defined in Section 10.2.

     "DEFERRED PAYMENTS"--the payments due under the Promissory Notes under
Section 2.2(a)(i)(A)(B) and (C) and the Stock Purchase Price payable after the Closing Date under Section 2.2(a)(ii)(A)(B) and (C).

     "DISCLOSURE LETTER"--the disclosure letter delivered by Sellers to Buyer concurrently with the execution and delivery of this Agreement.

     "EMPLOYMENT  AND  NONCOMPETITION  AGREEMENTS"--as defined  in  Section
2.4(a)(ii).

     "ENCUMBRANCE"--any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

     "ERISA"--the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

     "GAAP"--generally accepted accounting principles, applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements referred to in Section 3.9 were prepared.

     "GOVERNMENTAL AUTHORIZATION"--any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

     "GOVERNMENTAL BODY"--any federal, state, local or municipal government (or agency thereof) or quasi-governmental authority of any nature.

     "INTELLECTUAL PROPERTY ASSETS" --as defined in Section 3.27.
     "INTERIM BALANCE SHEET"--as defined in Section 3.9.

     "IRC"--the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

     "IRS"--the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

     "LEGAL REQUIREMENT"--any federal, state, local, municipal, or other administrative order, constitution, law, ordinance, principle of common law, regulation or statute.

     "ORDER"--any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

     "ORGANIZATIONAL  DOCUMENTS"--   the   articles   or   certificate   of
incorporation and the bylaws of a corporation and any amendment to the foregoing.

     "PERSON"--any individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

     "PLAN"--as defined in Section 3.13.

     "PROMISSORY NOTES"--as defined in Section 2.4(b)(ii).

     "PURCHASE PRICE"--the Dollar Purchase Price (as defined in Section 2.2) and the Stock Purchase Price (as defined in Section 2.2).

     "SECURITIES ACT"--the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

     "SELLERS"--as defined in the first paragraph of this Agreement.

     "SELLERS' REPRESENTATIVE"--Michael S. Burnham, Jr.

     "SHARES"--as defined in the Recitals of this Agreement.

     "SHAREHOLDER AGREEMENT"--as defined in Section 2.4(d)(ii).

     "TAX RETURN"--any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any tax.

2.   SALE AND TRANSFER OF SHARES; CLOSING.

     1    SHARES.   Subject  to the terms and conditions of this Agreement,
at the Closing, Sellers will sell and transfer the Shares to Buyer, and Buyer will purchase the Shares from Sellers.

     2    PURCHASE PRICE.

          (a) Subject to the adjustments set forth in Section 2.5, Section 5.8(b) and as set forth in other provisions of this Agreement, the purchase price for the Shares shall be Six Million Seven Hundred Two Thousand and Five Thousand Dollars ($6,702,500) payable in cash (the "Dollar Purchase Price") plus Two Hundred and Eighty-Five Thousand Seven Hundred Fourteen (285,714) shares of the common stock of Buyer (the "Stock Purchase Price"). Subject to such adjustments, the Purchase Price shall be payable as follows:

               (i) At the Closing, $5,952,500 will be paid in cash to the Sellers (to be allocated among the Sellers in accordance with Exhibit 2.2) with the remainder of the Dollar Purchase Price payable pursuant to the Promissory Notes as follows:

                    (A) $250,000 payable to the Sellers  on  June
               1, 1998 (allocated among the Sellers in accordance with Exhibit 2.2)(together with the payment described in Section 2.2(a)(ii)(A), the "First Deferred Payment");

                    (B) $250,000  payable  to the Sellers on June
               1, 1999 (allocated among the Sellers in accordance with Exhibit 2.2)(together with the payment described in Section 2.2(a)(ii)(B), the "Second Deferred Payment"); and

                    (C) $250,000 payable  to  the Sellers on June
               1, 2000 (allocated among the Sellers in accordance with Exhibit 2.2)(together with the payment described in Section 2.2(a)(ii)(C), the "Third Deferred Payment").

               Interest on the Promissory Notes shall accrue at a rate equal to either (i) the thirty-day LIBOR Rate (as quoted by the
          telerate system of                        on the date of Seller's
          election) plus one and one-half percent per annum (the "LIBOR Option"); or (ii) the prime rate (as quoted by on the date of Seller's election) minus one percent per annum (the "Prime Rate Option"). Each Seller shall elect either the LIBOR Option or the Prime Rate Option by written notice delivered to Buyer at least three (3) Business Days prior to the Closing Date. The interest rate elected by a Seller shall be a fixed rate during the entire term of the Promissory Note.

               (ii) At the Closing, Buyer will deliver 255,102 shares of the Stock Purchase Price, which shall be allocated to Michael S. Burnham, Jr. and his Permitted Transferees (as defined in the Shareholder Agreement) in accordance with Exhibit 2.2, with the remainder of the Stock Purchase Price payable as follows:

                    (A) 10,204 shares of the Stock Purchase Price to be delivered on June 1, 1998 to Michael Burnham or his Permitted Transferees (as defined in the Shareholder Agreement);

                    (B) 10,204 shares of the Stock Purchase Price to be delivered on June 1, 1999 to Michael Burnham or his
               Permitted  Transferees   (as   defined  in  the  Shareholder
               Agreement);

                    (C) 10,204 shares of the Stock  Purchase  Price  to  be
               delivered  on  June  1,  2000  to  Michael  Burnham  or  his
               Permitted   Transferees   (as  defined  in  the  Shareholder
               Agreement).

               Solely for purposes of Michael S. Burnham's rights and options under the Shareholder Agreement, all shares of the Stock Purchase Price shall be deemed issued as of the Closing Date.

               (iii) Buyer, Sellers and Michael S. Burnham, Jr. acknowledge that the portion of the Purchase Price payable to Michael S. Burnham, Jr., Elizabeth A. Harris, Michael S. Burnham, Jr., Custodian for Gregory Burnham under TN UTMA, Michael S. Burnham, Jr., Custodian for Spencer Burnham under TN UTMA, Elizabeth A. Harris, Trustee U/A dated 4/23/90 FBO Gregory Burnham and Spencer Burnham ("Elizabeth Harris Trust I"), Elizabeth A. Harris, Trustee U/A dated 4/23/90 FBO Gregory Burnham and Spencer Burnham ("Elizabeth Harris Trust II"), Elizabeth A. Harris, Trustee U/A dated 4/23/90 FBO Gregory Burnham and Spencer Burnham ("Elizabeth Harris Trust III") (the "Burnham Interests") has been separately bargained for by and between Buyer and the Burnham Interests due to the control position of the Burnham Interests, and therefore
          the   Purchase  Price  payable  to  the  Burnham   Interests   is
          disproportionate.

     3    CLOSING.  The  purchase  and sale (the "Closing") provided for in this Agreement will take place at the offices of Waring Cox, PLC in Memphis, Tennessee, at 10:00 a.m. (local time):

          (i) at the option of the Buyer, on a Business Day following the last to be fulfilled or waived of the conditions set forth in Sections 7 and 8 designated by Buyer upon not less than three Business Days notice to Sellers' Representative, but in no event earlier than June 20, 1997 nor later than June 30, 1997; or

          (ii) at such other time and place as the Buyer and Sellers' Representative may agree. Subject to the provisions of Section 9, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.3 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

     4    CLOSING OBLIGATIONS.

     At the Closing:

          (a) Sellers will deliver to Buyer:

               (i) certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers), with signatures guaranteed by a commercial bank or by a member firm of the New York Stock Exchange, for transfer to Buyer;

               (ii) employment and noncompetition agreements in substantially the form of collective Exhibit 2.4(a)(ii), executed by Steven Humbert, William Reznicek and David Wright (collectively, the "Employment and Noncompetition Agreements"); and

               (iii) a certificate executed by Sellers representing and warranting to Buyer that each of Sellers' representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date (giving full effect to the Disclosure Letter.

          (b) Buyer will deliver to Sellers (subject to the adjustments set forth in Section 2.5 and Section 5.8):
               (i) cash in an amount equal to $5,952,000 payable by wire transfer in immediately available funds payable to the accounts (designated in writing to Buyer three (3) Business Days prior to the Closing Date) of the respective Sellers as allocated in accordance with Exhibit 2.2;

               (ii) promissory notes in the form of Exhibit 2.4(b)(ii) payable to Sellers (and/or their Permitted Transferees as such term is defined in the Promissory Notes) in the respective principal amounts as set forth in Exhibit 2.2 (the "Promissory Notes") pursuant to which the unpaid balance of the Dollar Purchase Price shall be payable to Sellers; with interest payable in accordance with the terms of the Promissory Notes;

               (iii) a certificate executed by Buyer to the effect that, except as otherwise stated in such certificate, each of Buyer's representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date;

               (iv) the Employment and Noncompetition Agreements, executed by Buyer; and

               (v) the Burnham Employment and Noncompetition Agreement, executed by Buyer.

          (c) Buyer will deliver to Michael S. Burnham, Jr., Two Hundred Fifty-Five Thousand One Hundred Two (255,102) shares of the fully paid and nonassessable Common Stock, $0.01 par value, of Buyer, registered in the name of Michael S. Burnham, Jr. (and/or his Permitted Transferees as defined in the Shareholder Agreement) in accordance with Exhibit 2.2;

          (d) Buyer will deliver to Michael S. Burnham, Jr., and Michael S. Burnham, Jr. will deliver to Buyer:

               (i) an agreement executed by Buyer and Michael S. Burnham, Jr. in the form of Exhibit 2.4(c)(ii) which consists of, INTER ALIA, an employment and noncompetition agreement and a grant to Michael S. Burnham, Jr. of the right and option to purchase additional shares of the Buyer under the terms set forth therein (the "Burnham Employment and Noncompetition Agreement"); and

               (ii) an agreement executed by Buyer and  Michael S. Burnham,
          Jr.   in  the  form  of  Exhibit  2.4(c)(iii)  (the  "Shareholder
          Agreement").

     5    ADJUSTMENTS    TO    PURCHASE    PRICE   AND   LIMITATIONS   UPON
INDEMNIFICATION. The Purchase Price may be adjusted under the provisions of this Section, subject to the following terms and conditions:

     (a) ADJUSTMENT BASED ON STOCKHOLDERS' EQUITY OF COMPANY.

     (i) The First Deferred Payment (and any interest accrued thereon) shall be reduced by an amount, if any, that is equal to the sum of:

          (A) the positive difference, if any, between:

               (1) Three Million Eight Hundred Thousand Dollars ($3,800,000) plus net income of the Company for the period February 1, 1997 to the Closing Date, minus the amount of any allowable distributions made by the Company in accordance with Section 5.8(a)(i) and (ii) herein); and

               (2) any lesser amount of stockholders' equity (calculated in accordance with GAAP consistently applied) of the Company as of the Closing Date reflected in the Closing Financial Statements (defined below)

          and;

          (B) interest from the Closing Date at a rate equal to the interest rate payable under the Promissory Notes, on the amount calculated under (A) immediately above .

     (ii) The adjustment of purchase price in this Section 2.5(a) will be determined in accordance with the following procedure: Buyer, at its expense, will prepare and will cause Arthur Andersen LLP and Dempsey Wilson & Co., P.C. the Company's certified public accountants, to audit the consolidated financial statements ("Closing Financial Statements") of the Company as of the Closing Date (such Closing Financial Statements to be prepared in accordance with GAAP, consistently applied) and for the period from the date of the Balance Sheet through the Closing Date, including a computation of stockholders' equity as of the Closing Date. Buyer will deliver the Closing Financial Statements to Sellers' Representative within sixty
     (60) days after the Closing Date. If within sixty (60) days following delivery of the Closing Financial Statements, Sellers' Representative has not given notice (such notice shall contain a statement of the basis of the objection by Sellers' Representative) of his objection to such statements, then the Closing Financial Statements will be used to compute the adjustment, if any, under Section 2.5(a)(i) above. If Sellers' Representative gives such notice of its objections, then Buyer and Sellers' Representative shall use their best efforts to resolve any objections. If no resolution is made within fifteen (15) days after the notice of objection by the Sellers' Representative, the issues in dispute will be submitted to a "Big Six" certified public accounting firm located in Memphis, Tennessee other than Ernst & Young and the accountants which prepared the Closing Financial Statements (or if any such "Big Six" accounting firm is unwilling to accept such appointment, another nationally recognized certified public accounting firm which has not provided services to Buyer or the Company during the last five years) selected by Sellers' Representative, subject to the reasonable consent of the Buyer, which consent will not be unreasonably withheld or delayed (the "Mediating Accountants"), for resolution. If issues in dispute are submitted to the Mediating
     Accountants for resolution, (1) each party will furnish to the Mediating Accountants such workpapers and other documents and information relating to the disputed issues as the Mediating Accountants may request and are available to that party, and will be afforded the opportunity to present to the Mediating Accountants any material relating to the determination and to discuss the determination with the Mediating Accountants; (2) the determination by the Mediating Accountants, as set forth in a notice delivered to both parties by the Mediating Accountants, will be binding and conclusive on the parties hereto; and (3) Buyer and Sellers will pay fees of the Mediating Accountants for such determination as follows: (x) if the Mediating Accountants determine that the amount of stockholders' equity as of the Closing Date is equal to or greater than the amount set forth in Section 2.5(a)(i)(A)(1), Buyer shall pay 100% of the fees; (y) if the Mediating Accountants determine that the amount of stockholders' equity as of the Closing Date is less than the amount set forth in Section 2.5(a)(i)(A)(1), Sellers, pro rata, shall pay 100% of such fees (in which event, at Buyer's option, Buyer may set-off against the First Deferred Payment to pay such fees.

     (iii) any reduction in Deferred Payments constituting a portion of the Stock Purchase Price shall be valued at the greater of $3.50 per share (as such shares may be adjusted under Section 3 of the Shareholders Agreement) or the current fair market value.

3.   REPRESENTATIONS AND WARRANTIES OF SELLERS

     Sellers represent and warrant to Buyer, as of the date hereof and through the Closing Date, as follows:

     1 EXISTENCE; GOOD STANDING; CORPORATE AUTHORITY; COMPLIANCE WITH LAW. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of Tennessee, Mississippi, Arkansas and any other state in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the business, results of operations or financial condition of the Company. The Company has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted. The Company is not in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which the Company or any of its properties or assets is subject, where such violation would have a material adverse effect on the business, results of operations or financial condition of the Company. The Company has obtained all licenses, permits and other authorizations and has taken all actions required by applicable law or governmental regulations in connection with its business as now conducted, except where such failure to obtain the same would not have a material adverse effect on the business, results of operations or financial condition of the Company.

     2 CONSENTS. Except as set forth in Part 3.2 of the Disclosure Letter, neither the Company nor any Sellers will be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

     3 AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENTS. This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of the Sellers, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity. Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will, to the actual knowledge of Sellers, give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions.

     4 CAPITALIZATION. Part 3.4 of the Disclosure Letter includes a complete and accurate list of each shareholder of the Company and the number of shares held by each. The authorized equity securities of the
Company  consists of            shares of  common  stock,  $            par
value. As of the date hereof, there are issued and outstanding shares of the Company's equity securities. The Company has no other shares or securities authorized or outstanding other than the Shares. The Company has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter. All issued and outstanding equity securities of the Company are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. There are no options, warrants, calls subscriptions, convertible securities, or other rights, agreements or commitments which obligate the Company to issue, transfer or sell any shares of equity securities of the Company except as disclosed in
Part 3.4 of the Disclosure Letter. Sellers are and will be on the Closing Date the record and beneficial owners and holders of the Shares, free and clear of all Encumbrances. With the exception of the Shares owned by the Sellers, all outstanding and issued equity securities and other securities of the Company are owned of record by the Company, free and clear of all Encumbrances. Notwithstanding any provision herein to the contrary, the representations and warranties set forth in this Section concerning the Sellers' ownership of shares, the absence of Encumbrances thereon, and any preemptive rights with respect thereto, are made severally by each of the Sellers with respect to such Seller's shares.

     5 PRIOR SALES OF SECURITIES. All offers and sales of the Company equity securities prior to the date hereof were at all relevant times exempt from the registration requirements of the Securities Act of 1933, as amended, and were duly registered or the subject of an available exemption from the registration requirements of the applicable state securities or Blue Sky laws, or the relevant statutes of limitations have expired, or civil liability therefor has been eliminated by an offer to rescind.

     6    SUBSIDIARIES.   The  Company's subsidiaries are described in Part
3.6 of the Disclosure Letter:

     7 OTHER INTERESTS. Except as set forth in Part 3.6 of the Disclosure Letter and as set forth in Part 3.7 of the Disclosure Letter, the Company does not own directly or indirectly any interest or investment in any corporation, partnership, joint venture, business, trust or other entity.

     8 NO VIOLATION. After approval by requisite shareholder vote, neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions will: (i) conflict with or result in a breach of any provisions of the Articles of Incorporation or Bylaws of the Company; (ii) except as set forth in Part 3.8 of the Disclosure Letter, grant any third party the right to terminate an Applicable Contract; (iii) except as set forth in Part 3.8 of the Disclosure Letter, conflict with, result in a breach of any provision of or the modification or termination of, constitute a default under, or result in the creation of imposition of any lien, security interest, charge or encumbrance upon any of the assets of the Company pursuant to any material commitment, lease, Applicable Contract, or other material agreement or instrument to which the Company is a party; or (iv) violate any order, arbitration award, judgment, writ, injunction, decree, statute, rule or regulation applicable to the Company, the violation of which would have a material adverse effect on the business, result of operations or financial condition of the Company.

     9 FINANCIAL STATEMENTS. Sellers have delivered to Buyer: (a) the audited balance sheets of the Company as of January 31, 1997 and the related audited statements of income, changes in stockholders' equity, and cash flow for the fiscal year then ended, together with the report thereon of Ernst & Young, LLP (including the notes thereto, the "Balance Sheet"), and (b) an unaudited consolidated balance sheet of the Company (prepared by the Company) as of May 31, 1997 (the "Interim Balance Sheet") and the related unaudited consolidated statements of income and changes in stockholders' equity for the four months then ended, including in each case the notes thereto. Such financial statements and notes fairly present the financial condition and the results of operations, changes in stockholders' equity, and cash flow (with respect to the Balance Sheet) of the Company as at the respective dates of and for the periods referred to in such financial statements. To the best of Seller's knowledge, the Balance Sheet and the Interim Balance Sheet are prepared in accordance with GAAP except for any non-GAAP items known to Seller, which are disclosed in Part 3.9 of the Disclosure Letter.

     10   CONTRACTS.

     (a) Part 3.10 of the Disclosure Letter lists all material contracts and other agreements to which the Company is a party, and Sellers have delivered to Buyer true and complete copies of:

          (i) each Applicable Contract that involves performance of services or delivery of goods or materials by the Company of an amount or value in excess of $50,000 as to which the Company has not yet fully performed or delivered;

          (ii) each Applicable Contract that involves performance of services or delivery of goods or materials to the Company of an amount or value in excess of $100,000 as to which the vendor has not fully performed or delivered;

          (iii) each Applicable Contract that was not entered into in the ordinary course of business and that involves expenditures or receipts of the Company in excess of $10,000 as to which the Company or the vendor has not yet fully performed or delivered;

          (iv) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $5,000 and with terms of less than one year);

          (v) each licensing agreement or other Applicable Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets;

          (vi) each collective bargaining agreement and other Applicable Contract to or with any labor union or other employee representative of a group of employees;

          (vii) each joint venture, partnership, and other Applicable Contract (however named) involving a sharing of profits, losses, costs, or liabilities by the Company with any other Person;

          (viii) each Applicable Contract containing covenants that in any way purport to restrict the business activity of the Company or limit the ability of the Company to engage in any line of business or to compete with any Person;

          (ix) each Applicable Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

          (x) each Applicable Contract for capital expenditures in excess of $50,000;

     Part 3.10(a) of the Disclosure Letter shall disclose Applicable Contracts and other agreements listed therein, effective at least three (3) Business Days prior to the Closing Date. Each contract listed in Part 3.10(a) of the Disclosure Letter is in full force and effect, each is a legal, valid and binding contract, and there is no material default (or any event which, with the giving of notice or lapse of time or both, would be a material default) by the Company, in the timely performance or any material obligation to be performed or paid under such contract.

     (b) The Company has delivered a full and complete copy (including all amendments and addenda thereto) of each Applicable Contract constituting an integrated supply contract (the "Integrated Supply Contracts"). The Integrated Supply Contracts consist of the agreements set forth in Part 3.10(b) of the Disclosure Letter. Each Integrated Supply Contract is in full force and effect, each is a legal and binding contract, is not subject to setoff rights against the Company and there is no default (or any event with the giving of notice or lapse of time or both would be a default) thereunder.

     11 ABSENCE OF CERTAIN CHANGES. Except as set forth in Part 3.11 of the Disclosure Letter, since the date of the Company's Balance Sheet delivered to Buyer, the Company has conducted its business only in the ordinary course of business and there has not been any:

          (a) change in any Company's authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of the Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company of any shares of any such capital stock; or any other transaction that would cause the authorized or issued shares of capital stock to change or that would provide additional rights to holders of such shares; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock except distributions permitted under Section 5.8;

          (b) amendment to the Organizational Documents of the Company;

          (c) payment or increase by the Company of any bonuses, distributions, salaries, or other compensation to any stockholder, director, officer, or (except in the ordinary course of business) employee or entry into any employment, severance, or similar contract with any director, officer, or employee, except for bonuses permitted in Section 5.8;

          (d) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Company;

          (e) damage to or destruction or loss of any asset or property of the Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of the Company;

          (f)  entry  into,  termination   of,  or  receipt  of  notice  of
     termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any contract or transaction involving a total remaining commitment by or to the Company of at least $25,000;

          (g) sale (other than sales of inventory in the ordinary course of business), lease, or other disposition of any material asset or property of the Company or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of the Company.

     12 TAX MATTERS. The Company and Sellers have duly paid all taxes and other charges (whether or not shown on any tax return) due or claimed to be due by federal, foreign, state or local taxing authorities; and true and correct copies of all tax reports and returns of the Company (including amended returns) relating to such taxes and other charges for the fiscal years from February 1, 1991 through January 31, 1997 have been heretofore delivered to the Buyer. Except as set forth in Part 3.12 of the Disclosure Letter, the reserves for state franchise and excise taxes contained in the financial statements and carried on the books of the Company are adequate to cover all tax liabilities as of the date of this Agreement, including recognition of deferred taxes or benefits determined in accordance with GAAP. The Company has not incurred any state tax liabilities other than in the ordinary course of business. There are no tax liens (other than liens for current state taxes not yet due) upon any properties or assets of the Company (whether real, personal or mixed, tangible or intangible), and, there are no pending or threatened questions or examinations relating to, or claims asserted for, taxes or assessments against the Company or the Sellers. Neither the Company nor any of the Sellers have been granted any extension of the limitation period applicable to any claim for taxes or assessments with respect to taxes. The Company has been at all times since at least 1981 an S Corporation for federal income tax purposes (as defined in Section 1361(a)(1) of the IRC). The Company will not incur any tax liability under Section 1374 of the IRC as a result of the consummation of this Agreement and the Contemplated Transactions. The Company has not experienced a termination, as defined in Section 1362(d) of the IRC, of its S Corporation status. The Company has not filed or been subject to a Legal Requirement to file any Tax Returns with any Governmental Bodies outside the United States of America.

     13   EMPLOYEES AND BENEFIT PLANS.

          (a) Part 3.13 of the Disclosure Letter sets forth the names, ages and titles of all members of the Board of Directors and officers of the Company and all employees of the Company earning in excess of $50,000 per annum, and the annual rate of compensation (including bonuses) being paid to each such member of the Board of Directors, officer and employee as of the most recent practicable date.

          (b) The Disclosure Letter lists each employment, bonus, deferred compensation, pension, stock option, stock appreciation right, profit-sharing or retirement plan, arrangement or practice, each medical, vacation, retiree medical, severance pay plan, and each other agreement or fringe benefit plan, arrangement or practice, of the Company, whether legally binding or not, which affects one or more of its employees, including all "employee benefit plans" as defined by
     Section 3(3) of ERISA (individually, a "Plan" and collectively, the "Plans"). All Plans which are subject to Title IV of ERISA or the minimum funding standards of Section 412 of the Code shall be referred to as the "Pension Plans."

          (c)  For  each  Plan  which is an "employee benefit  plan"  under
     Section 3(3) of ERISA, the Company has delivered to the Buyer correct and complete copies of the plan documents and, except for the Plan listed in Part 3.13(c) of the Disclosure Letter, summary plan descriptions, the most recent determination letter received from the IRS, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts and funding agreements which implement each such Plan.

          (d) The Company does not have any commitment, (i) to create any additional such Plan; (ii) to modify or change any such Plan; or (iii) to maintain for any period of time any such Plan. The Disclosure Letter contains an accurate and complete description of the funding policies (and commitments, if any) of the Company with respect to each such existing Plan.

          (e) The Company has no unfunded past service liability in respect of any of its Plans; the actually computed value of vested benefits under any Pension Plan of the Company (determined in accordance with methods and assumptions utilized by the Pension Benefit Guaranty Corporation ("PBGC") applicable to a plan terminating on the date of determination) does not exceed the fair market value of the fund assets relating to such Pension Plan; neither the Company nor any Plan nor any trustee, administrator, fiduciary or sponsor of any Plan has engaged in any prohibited transactions as defined in Section 406 of ERISA or Section 4975 of the Code for which there is no statutory exemption in Section 408 of ERISA or Section 4975 of the Code; all filings, reports and descriptions as to such Plans (including Form 5500 Annual Reports, Summary Plan Descriptions, PBCG-1's and Summary Annual Reports) required to have been made or distributed to participants, the Internal Revenue Service, the United States Department of Labor and other governmental agencies have been made in a timely manner; there is no material litigation, disputed claim, governmental proceeding or investigation pending or threatened with respect to any of such Plans, the related trusts, or any fiduciary, trustee, administrator or sponsor of such Plans; such Plans have been established, maintained and administered in all material respects in accordance with their governing documents and applicable provisions of ERISA and the Code and Treasury Regulations promulgated thereunder; there has been no "Reportable Event" as defined in Section 4043 of ERISA with respect to any Pension Plan; and each Pension Plan and each Plan which is intended to be a qualified plan under Section 401(a) of the Code has received, within the last three years, a favorable determination letter from the Internal Revenue Service.

          (f) The Company has complied in all material respects with all applicable federal, state and local laws, rules and regulations relating to employees' employment and/or employment relationships, including, without limitation, wage related laws, anti-discrimination laws, Occupational Safety and Health Laws and COBRA (defined herein to mean the requirements of Code Section 4980B, Proposed Treasury Regulation Section 1.162-26 and Part 6 of Subtitle B of Title I of ERISA).

          (g) The consummation of the transactions contemplated by this Agreement will not (i) result in the payment or series of payments by the Company to any employee or other person of an "excess parachute payment" within the meaning of Section 280G of the Code, (ii) entitle any employee or former employee of the Company to severance pay, unemployment compensation or any other payment, and (iii) accelerate the time of payment or vesting of any stock option, stock appreciation right (except as set forth in Part 3.13(g) of the Disclosure Letter), deferred compensation or other employee benefits under any Plan (including vacation and sick pay).

          (h) None of the Plans which are "welfare benefit plans," within the meaning of Section 3(1) of ERISA, provide for continuing benefits or coverage after termination or retirement from employment, except for COBRA rights under a "group health plan" as defined in Code
     Section 4980B(g) and ERISA Section 607.

          (i) No Pension Plan has been completely or partially terminated, nor has any plan been instituted by the PBGC to terminate any such Pension Plan; the Company has not incurred, and does not presently owe, any liability to the PBGC or the Internal Revenue Service with respect to any Pension Plan including, but not by way of limitation, any liability for PBGC premiums or excise taxes under Code Section 4971.

     14   ASSETS.

          (a) The Company owns the assets reflected on the Balance Sheet with good and marketable title (as to all real property), free and clear of any and all claims, liens, mortgages, options, charges, conditional sale or title retention agreements, security interests, restrictions, easements, or encumbrances whatsoever and free and clear of any rights or privileges capable of becoming claims, liens, mortgages, options, charges, security interests, restrictions, easements or encumbrances, except (i) for certain of the assets which are encumbered by liens that are listed in Part 3.14 of the Disclosure Letter, (ii) as shown on the title insurance policies furnished to the Buyer, (iii) real property taxes not yet due and payable, (iv) utility easements for utilities serving the Property, (v) the replacement and/or disposition of obsolete or worn-out personalty in the ordinary course of business, (vi) minor imperfections of title which do not materially affect the value and use of such assets; and (vii) zoning laws and other land use restrictions that do not impair the use of the property subject thereto.

          (b) The Company owns good and marketable leasehold title to the premises leased by the Company, free and clear of any and all claims, liens, mortgages, options, charges, conditional sale or title retention agreements, security interests, restrictions, easements, or encumbrances whatsoever and free and clear of any rights or privileges capable of becoming claims, liens, mortgages, options, charges, security interests, restrictions, easements or encumbrances, except
     (i) to the extent expressly set forth in the leases, (ii) as shown on the title insurance policies furnished to the Buyer, (iii) real property taxes not yet due and payable, and (iv) zoning laws and other land use restrictions that do not impair the use of the property subject thereto.

     15 LAWFULLY OPERATING. To the knowledge of the Company, the Company has been and currently is conducting and each of the premises leased or owned have been and now are being used and operated, in compliance in all material respects with all applicable statutes, regulations, bylaws, orders, covenants or restrictions of a Governmental Body.

     16   POWER OF ATTORNEY.  There  are  no outstanding powers of attorney executed on behalf of the Company.

     17 NO LITIGATION. Except as set forth in Part 3.17 of the Disclosure Letter, there are currently no pending, or, to the knowledge of the Sellers, threatened, lawsuits or administrative proceedings or investigations against the Company or to which its assets are subject. If adversely determined, none of the pending or threatened litigation described in Part 3.17 of the Disclosure Letter is likely to have a material adverse effect on the financial condition, results of operations, business, prospects, assets, or liabilities of the Company. The Company is not subject to any currently existing order, writ, injunction, or decree relating to its operations.

     18   CORPORATE  RECORDS.  True  and  correct copies of the Articles of
Incorporation and bylaws of the Company have been delivered to the Buyer.

     19 NO DEFAULTS. Except as set forth in Part 3.19 of the Disclosure Letter, the Company has in all material respects performed all material obligations to be performed by it under all contracts, agreements, and commitments to which it is a party, and there is not under any such contracts, agreements, or commitments any existing default or event of default or event which with notice or lapse of time or both would constitute a default, which default would have a material adverse effect upon the business, result of operations or financial condition of the Company.

     20   HAZARDOUS  SUBSTANCES.  For  purposes  of  this  Agreement,   the
following terms shall have the following meanings:

     "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. <section><section> 9601 ET SEQ.;

     "Company Property" shall mean (i) any real property and improvements presently owned, leased, used, operated or occupied by the Company, and
(ii) any other real property and improvements at any previous time owned, leased, used, operated or occupied by the Company, but only as to the time owned, leased, used, operated or occupied by the Company;

     "Environmental Claims" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations or proceedings relating in any way to any Environmental Law (for purposes of (i) and (ii) below, "Claims") or any permit issued under any such Environmental Law, including without limitation:

          (a) any and all Claims by governmental or regulatory authorities for investigation, oversight, enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law; and

          (b) any and all Claims by any third party seeking damages, response, costs, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment;

     "Environmental Law" means any federal, state or local statute, law, rule, regulation, ordinance, code, policy or rule of common law now in effect and as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to the environment, health, or safety of hazardous, toxic or dangerous materials, substances or wastes, including without limitation CERCLA; the Toxic Substances Control Act, as amended, 15 U.S.C.
<section><section> 2601 ET SEQ.; the Clean Air Act, as  amended,  42 U.S.C.
<section><section>  7401 ET SEQ.; the Federal Water Pollution Control  Act,
as  amended,  33  U.S.C.  <section><section>  1251  ET  SEQ.;  the  Federal
Insecticide,  Fungicide,   and   Rodenticide  Act,  as  amended,  7  U.S.C.
<section><section>  136, ET SEQ.; the  Hazardous  Materials  Transportation
Act, as amended, 49 U.S.C. <section><section> 1801 ET SEQ.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C.
<section><section> 6901 ET  SEQ.;  the  Safe  Drinking Water Act, 42 U.S.C.
<section><section> 300f ET SEQ.; the Clean Water Act, as amended, 33 U.S.C.
<section><section> 1251, ET SEQ.; and any similar state or local law;

     "Hazardous Materials" shall mean those materials listed in Section 101(14) of CERCLA, as hereinafter defined, and any other substance defined as toxic or hazardous under any federal, state or local law, rules, regulation, ordinance code or policy, including, but not limited to:

          (a) any petroleum or petroleum products, flammable explosives, radioactive materials, asbestos, asbestos products, urea formaldehyde foam insulation, polychlorinated biphenyls, including transformers or other equipment that contain dielectric fluid containing detectible levels of polychlorinated biphenyls, and radon gas;

          (b) any hazardous, toxic or dangerous waste, substance or material defined as such in (or for purposes of) any current
     Environmental Law or currently listed as such pursuant to any Environmental Law; and

          (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority:

     "Improperly" means done in any manner that poses a threat to human health, safety or the environment;

     "Release" means disposing, depositing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like, into or upon any land or water or air, or otherwise entering into the environment.

     Except as set forth in Part 3.20 of the Disclosure Letter, to the knowledge of the Sellers:

          (a) Hazardous Materials have not at any time been illegally or Improperly generated, used, treated or stored on, or transported to or from, any Company Property;

          (b) No asbestos containing materials or other Hazardous Materials have been installed in or affixed to structures on any Company Property;

          (c) Hazardous Materials have not at any time been disposed of or otherwise Released on any Company Property;

          (d) The Company is currently, and has at all times in the past been, in compliance with all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws with respect to any Company Property;

          (e) There are no past, pending or, to the knowledge of the Company, threatened Environmental Claims against the Company or any Company Property;

          (f)   There   are   no  facts  or  circumstances,  conditions  or
     occurrences on any Company Property or otherwise that could reasonably be anticipated by the Company:

               (i) to form the basis of an Environmental Claim against the Company or any Company Property; or

               (ii) to cause such Company Property to be subject to any restrictions on the ownership, occupancy, use or transferability of such Company Property under any Environmental Law; and

          (g) There are not now, nor have there been at any time, any aboveground or underground storage tanks located on any Company Property.

     21 LABOR MATTERS. The Company is not a party to any collective bargaining agreement and has not been the subject of any union activity or labor dispute, and there has not been any strike of any kind called or threatened to be called against the Company. To the knowledge of the Sellers, the Company has not violated any applicable federal or state law or regulation relating to labor or labor practices. The Company has no liability to any of its employees, agents, or consultants in connection with grievances by, or the termination of, such employees, agents, or consultants. To the knowledge of Sellers, there are no negotiations, proposals or activities concerning the organization of a union (or any collective bargaining groups) with respect to the Company.

     22   CONDITION  OF ASSETS.  Except as specifically described  in  Part
3.22 of the Disclosure Letter, the buildings, plants, structures, equipment and other tangible personalty of the Company included in the assets on the Balance Sheet or Interim Balance Sheet are structurally sound and are in good working order. None of such buildings, plants, structures, equipment or other tangible personalty included in the assets on the Balance Sheet or Interim Balance Sheet is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. Notwithstanding the foregoing, the representations and warranties in this Section concerning the Company's real property, vehicles and equipment is qualified by and subject to the best of Sellers' knowledge.

     23 ACCOUNTS RECEIVABLE. All accounts receivable of the Company that are reflected on the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Company as of the Closing Date (collectively, the "Accounts Receivable") represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Company as of the Closing Date (which reserves are adequate and calculated consistent with GAAP). Subject to such reserves and except as set forth in Part 3.23 of the Disclosure Letter, each of the Accounts Receivable either has been or will be collected in full, without any set-off, within ninety days after the day on which it first becomes due and payable. Except as set forth in Part 3.23 of the Disclosure Letter, there is no contest, claim, or right of set-off, other than returns in the ordinary course of business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. Part 3.23 of the Disclosure Letter contains a complete and accurate list of all Accounts Receivable as of the date of the Interim Balance Sheet, which list sets forth the aging of such Accounts Receivable. The Buyer and the Sellers' acknowledge that if the Accounts Receivable are not collected within ninety (90) days, they are not subject to set-off unless such Accounts Receivable remain uncollected prior to the Third Deferred Payment.

     24 INVENTORY. All inventory of the Company, whether or not reflected in the Balance Sheet or the Interim Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Company as of the Closing Date, as the case may be. All inventories not written off have been priced at the lower of cost or market value on a moving average basis.

     25 NO LIABILITIES. Except as set forth in Part 3.25 of the Disclosure Letter, the Company has no material liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise), except for liabilities or obligations of a nature which is the subject matter of another representation or warranty herein and which is limited to Seller's knowledge or which are reflected or reserved against in the Balance Sheet or the Interim Balance Sheet and current liabilities incurred in the ordinary course of business since the respective dates thereof. Part 3.25 of the Disclosure Letter lists all obligations of the Company with any financial institution.

     26   INSURANCE.

          (a) Sellers have delivered to Buyer true and complete copies of all policies of insurance to which the Company is a party and which is presently in force; and

          (b) Part 3.26(b) of the Disclosure Letter describes:

               (i)  any self-insurance arrangements by the Company, and

               (ii) all obligations of the Company to third parties with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided.

          (c) Part 3.26(c) of the Disclosure Letter sets forth, by year, for 1996 and 1997:

               (i) a summary of the loss experience under all policies of insurance (including prior policies which have expired);

               (ii) a statement describing each claim (other than claims for health insurance) under an insurance policy for an amount in excess of $10,000, which sets forth:

                    (A) the name of the claimant;

                    (B) a description of the policy by insurer, type of insurance, and period of coverage; and

                    (C) the amount  and  a  brief description of the claim;
               and

               (iii) a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

          (d) Except as set forth on Part 3.26(d) of the Disclosure Letter:

               (i) To the best of the Sellers' knowledge, all policies to which the Company is a party or that provide coverage to Sellers, or any director or officer of the Company:

                    (A) are valid, outstanding, and enforceable;

                    (B) taken together, provide adequate insurance coverage
               for the assets and the operations of the Company;

                    (C) are sufficient for compliance with all Legal Requirements and contracts to which the Company is a party which require insurance coverage;

                    (D) will continue  in  full  force and effect following
               the consummation of the Contemplated Transactions; and

                    (E) do not provide for any retrospective premium adjustment or other experienced-based liability on the part of the Company.

               (ii) The Company has paid all premiums due, and has otherwise performed all of its obligations, under each policy to which the Company is a party.

               (iii) The Company has given notice to the insurer of all claims (of which the Company is aware) that may be insured thereby.

     27   INTELLECTUAL PROPERTY.

          (a) INTELLECTUAL PROPERTY ASSETS--The term "Intellectual Property Assets" includes:

               (i) the name Lewis Supply Company, Inc., all fictitious business names, trade names, registered and unregistered trademarks, service marks, and applications currently used by the Company at its own (collectively, "Marks");

               (ii) all patents, patent applications, and inventions and discoveries that may be patentable (collectively, "Patents"); and

               (iii) all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints (collectively, "Trade Secrets"); owned, used, or licensed by the Company as licensee or licensor.

          (b) AGREEMENTS--Part 3.27(b) of the Disclosure Letter contains a complete and accurate list and summary description, including any royalties paid or received by the Company, of all contracts relating to the Intellectual Property Assets to which the Company is a party or by which the Company is bound. There are no outstanding and, to Sellers' knowledge, no threatened disputes or disagreements with respect to any such agreements.

          (c) KNOW-HOW NECESSARY FOR THE BUSINESS. The Intellectual Property Assets are all those of which the Sellers have knowledge and which are necessary for the operation of the Company's businesses as they are currently conducted.

          (d) PATENTS The Company has no right, title or interest in any Patents.

          (e) TRADEMARKS

               (i) Part 3.27(e) of Disclosure Letter contains a complete and accurate list and summary description of all Marks. To the best of Sellers' knowledge, the Company is the owner of all right, title, and interest in and to each of the Marks, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims within the Company's trade area.

               (ii) To the best of Sellers' knowledge, all Marks that have been registered with the United States Patent and Trademark Office are currently in compliance with all formal legal requirements and are valid and enforceable.

               (iii) To the best of Sellers' knowledge, no Mark that has been registered with the United States Patent and Trademark Office, has been or is now involved in any opposition, invalidation, or cancellation and, to Sellers' knowledge, no such action is threatened with the respect to any of the Marks.

               (iv) To the best of Sellers' knowledge, there is no potentially interfering trademark or trademark application of any third party.

               (v) To the best of Sellers' knowledge, no Mark is infringed or has been challenged or threatened in any way. To the best of Sellers' knowledge, none of the Marks used by the Company infringes or is alleged to infringe any trade name, trademark, or service mark of any third party.

          (f) TRADE SECRETS

               (i) Except as specifically disclosed in Part 3.27(f)(i) of the Disclosure Letter, with respect to each Trade Secret (other than software owned or licensed by the Company), the documentation relating to such Trade Secret is current, accurate, and sufficient in detail and content, in all material respects, to identify and explain it and to allow its full and proper use.

               (ii) Sellers and the Company have taken all reasonable precautions to protect the secrecy, confidentiality, and value of Trade Secrets owned by the Company.

               (iii) The Company has  good  title  and an absolute (but not necessarily exclusive) right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature, and, to Sellers' knowledge, have not been used, divulged, or appropriated either for the benefit of any Person (other than the Company) or to the detriment of the Company. To the best of Sellers' knowledge, no Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

     28 BROKERS OR FINDERS. Sellers and their agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

     3.29 DISCLOSURE.

          (a) To the knowledge of each Seller, no representation or warranty of any of the Sellers in this Agreement omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

          (b) To the knowledge of each Seller, the Disclosure Letter, including any supplement thereto, does not contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

     3.30 SELLERS' REPRESENTATIVE. Pursuant to a written power of attorney (such power being coupled with an interest) in the form of Exhibit 3.30, the Sellers have concurrently herewith appointed Michael S. Burnham, Jr. as the Sellers' Representative under this Agreement, delegating to the Sellers' Representative the power and the right to take any actions, make certain elections, consent to any matters, and otherwise bind each of the Sellers with respect to any matters delegated to the Sellers' Representative under this Agreement or otherwise within the discretion of the Sellers under this Agreement.

     3.31 SELLERS' KNOWLEDGE OF CLAIMS. Sellers have no actual knowledge of any facts, matters or circumstances that would give rise to a claim for indemnity by or Damages against Buyer under this Agreement.
4. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to Sellers, as of the date hereof and through the Closing Date, as follows:

     1    ORGANIZATION  AND  GOOD  STANDING.  Buyer  is  a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

     2 AUTHORITY; NO CONFLICT. This Agreement and all agreements and documents contemplated hereby (when executed and delivered) will constitute the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity. Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions. Except as set forth in Schedule 4.2, Buyer is not and will not be required to obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

     3 INVESTMENT INTENT. Buyer is acquiring the Shares for investment and not with a view to, or for sale or other disposition in connection with, any distribution thereof, nor with any present intention of selling or otherwise disposing of the same. Buyer is an Accredited Investor (as that term is defined in Rule 501 promulgated by the Securities and Exchange Commission under the Securities Act), and acknowledges that the Shares are being sold pursuant to a private offering exemption under Section 4(2) of the Securities Act and are not being registered under the Securities Act or under the securities or blue sky laws of any state or foreign jurisdiction and that such Shares must be held indefinitely unless they are subsequently registered under the Securities Act and any applicable state securities or blue sky laws, or unless an exemption from registration is available thereunder.

     4 CERTAIN PROCEEDINGS. There is no pending action, suit or proceeding that has been commenced against Buyer that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer's knowledge, no such Proceeding has been threatened.

     5 BROKERS OR FINDERS. Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and will indemnify and hold Sellers harmless from any such payment alleged to be due by or through Buyer as a result of the action of Buyer or its officers or agents.
     6 SETECH FINANCIAL STATEMENTS. The financial statements and any accompanying notes contained in the annual report of SETECH filed with the Securities and Exchange Commission (SEC) on Form 10-K for the fiscal year ended June 30, 1996 and in the quarterly reports on Form 10-Q filed with the Securities and Exchange Commission after the filing of the annual report fairly present in all material respects the financial condition and the results of operations, changes in stockholders' equity, and cash flow of SETECH and its subsidiaries on a consolidated basis as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, in all material respects. The Buyer is current in all required filings with the SEC.

     7 INVENTORY DUE DILIGENCE. Buyer has inspected a portion of the Company's inventory described in Exhibit 4.7. The Buyer acknowledges and agrees that the inventory described in Exhibit 4.7 is not obsolete and that Buyer will not reduce the Purchase Price by any devaluation of such inventory after the Closing Date.

     4.8 BUYER'S KNOWLEDGE OF CLAIMS. Buyer has no actual knowledge of any facts, matters or circumstances that would give rise to a claim for setoff against the Purchase Price, or for Damages against or indemnification by Sellers under this Agreement.

5.   COVENANTS OF SELLERS PRIOR TO CLOSING DATE.

     1 ACCESS AND INVESTIGATION. Between the date of this Agreement and the Closing Date, Sellers will, and will cause the Company and its representatives to, (a) afford Buyer and its representatives (and its prospective lenders) (collectively, "Buyer's Advisors") full and free access to the Company's personnel, properties, contracts, books and records, and other documents and data at reasonable times and no more frequently than may be reasonable, (b) furnish Buyer and Buyer's Advisors with copies of all such contracts, books and records, and other existing documents and data as Buyer may reasonably request, and (c) furnish Buyer and Buyer's Advisors with such additional financial, operating, and other data and information as Buyer may reasonably request.

     2    OPERATION  OF THE BUSINESSES OF THE COMPANY. Between the date  of this Agreement and the Closing Date, Sellers will, and will cause the Company to:

          (a) conduct the business of the Company only in the ordinary course of business;

          (b) use their best efforts to preserve intact the current business organization of the Company, keep available the services of the current officers, employees, and agents of the Company, and maintain the relations and good will with suppliers, customers, creditors, employees, agents, and others having business relationships with the Company.

     3 REQUIRED APPROVALS. As promptly as practicable after the date of this Agreement, Sellers will, and will cause the Company to, make all filings required by Legal Requirements to be made by them in order to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Sellers will, and will cause the Company to, (a) cooperate with Buyer with respect to all filings that Buyer elects to make or is required by Legal Requirements to make in connection with the Contemplated Transactions, including but not limited to Buyer's filing of SEC Form 8-K, and (b) cooperate with Buyer in obtaining all consents identified in Schedule 4.2.

     4 NO NEGOTIATION. Until such time, if any, as this Agreement is terminated pursuant to Section 9, Sellers will not, and will cause the Company and each of their representatives not to, directly or indirectly solicit or initiate any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, any Person (other than Buyer) relating to any transaction involving the sale of the business or assets (other than in the ordinary course of business) of the Company, or any of the capital stock of the Company, or any merger, consolidation, or similar transaction involving the Company.

     5 NOTIFICATION. Between the date of this Agreement and the Closing Date, each Seller will promptly notify Buyer in writing if such Seller becomes aware of any fact or condition that causes or constitutes a breach of any of Sellers' representations and warranties as of the date of this Agreement, or if such Seller becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, each Seller will promptly notify Buyer of the occurrence of any breach of any covenant of Sellers in this Section 5 or of the occurrence of any event that may make the satisfaction of the conditions in
Section 7 impossible or unlikely.

     6    [INTENTIONALLY OMITTED].

     7    TAX COVENANTS.

          (a) The Sellers shall, at their expense, file or cause to be filed all federal, state, local and foreign tax returns which are required to be filed by, or with respect to, the Company for the period immediately prior to and ending with the Closing Date and, except as provided below, shall pay all taxes required to be paid in accordance with such tax returns including, without limitation, any and all tax liabilities attributable to the making of the election under Section 338(h)(10) of the IRC (the "Election") as described below. Buyer shall file or cause to be filed such tax returns for the Company for the period after the Closing Date. In the event that any state or local tax return is required to be filed on behalf of the Company and such tax return is required to include periods ending both on and after the Closing Date, Sellers and Buyer shall each pay a pro rata portion (such proration to be based upon profitability of the Company prior to and after the Closing Date) of the liability shown on such tax return. Each of the parties to this Agreement covenants and agrees that, at the option of Buyer, it will fully cooperate, in accordance with all reasonable directions provided by Buyer, in the making and filing of the Election. In furtherance thereof, Buyer and the Sellers shall prepare, execute and timely file IRS Form 8023-A and all schedules thereto in accordance with the instructions to that Form. Any information on such Form 8023-A allocating the purchase price to separately identifiable assets and categories thereof shall conform with the purchase price/asset allocation set forth on Exhibit
     5.7 hereof. Upon the making of the Election, Sellers covenant and agree that, with respect to the preparation and filing of any federal, state, local or foreign income tax return, Sellers shall prepare and file all such tax returns on a basis consistent with the principles illustrated in Treas. Regs. <section> 1.338(h)(10)-1 and information contained in Exhibit 5.7 hereof. In the event Buyer exercises its option to cause the Sellers to file the Election, the Buyer shall pay each of the Sellers (at least fifteen (15) days prior to the date such taxes are due) an amount equal to the increased federal tax liability due to such election, together with an amount that will pay the increased federal tax liability of such Seller incurred by any payments to Seller's under this Section. The Sellers will provide only such portions of their federal tax return required to establish their increased liability for the Election. The Sellers covenant and agree that the Company will not incur any tax liability under Section 1374 of the IRC as a result of the consummation of this Agreement and the Contemplated Transactions. The Sellers will, no later than 15 days prior to the due date for the filing of a tax return required by this Section to be filed by the Company, provide a copy to Buyer of the proposed completed form of Company's tax return. Buyer shall have the right to approve that portion of the Sellers' tax return relating to the Election and any Company tax returns required by this Section. Buyer covenants that the Company will become a member of the affiliated group of corporations of which Buyer is the common parent and, for the period beginning the day after the Closing Date, will be properly included in the consolidated federal income tax return filed by Buyer.

          (b) As soon as practicable, but in any event within 30 days after Sellers' request, from and after the Closing Date, Buyer shall provide Sellers with such cooperation and shall deliver to Sellers such information and data concerning the operations of the Company prior to the Closing Date and make available such knowledgeable employees of the Company as Sellers may reasonably request, including providing the information and data required to complete and file all tax returns when due which they may be required to file with respect to the operations and business of the Company through the Closing Date or to respond to audits on a timely basis. Sellers shall have the right, at their expense, to conduct and, subject to this Section, settle or contest all examinations of tax returns of the Company relating to all periods ending on or before the Closing Date.

          (c) Except for the changes required in connection with the termination of the Company's "Subchapter S" status (or other changes as required by the IRC) as of the Closing Date, neither Sellers nor the Company shall, without the prior written consent of Buyer, which consent shall not be unreasonably withheld, to the extent it may affect or relate to the Company or the Sellers, make or change any tax election, change any annual tax accounting period, adopt or change any method of tax accounting, file any amended tax return, enter into any closing agreement, settle any tax claim or assessment, surrender any right to claim a tax refund, consent to any extension or waiver of the limitations period applicable to any tax claim or assessment or take or omit to take any other action, if any such action or omission would have the effect of increasing the tax liability or reducing any tax asset of the Company.

          (d) Except for changes required in connection with the termination of the Company's "Subchapter S" status (or other changes as required by the IRC) as of the Closing Date, neither Buyer nor the Company (or any subsidiary or any affiliate of Buyer) shall, without the prior written consent of Sellers, which consent shall not be unreasonably withheld, to the extent it may affect or relate to the Company, make or change any tax election, change any annual tax accounting period, adopt or change any method of tax accounting, file any amended tax return, enter into any closing agreement, settle any tax claim or assessment, surrender any right to claim a tax refund, consent to any extension or waiver of the limitations period applicable to any tax claim or assessment or take or omit to take any other action, if any such action or omission would have the effect of increasing Sellers' tax liability or obligation to indemnify Buyer.

          (e) The Buyer shall be liable for any state or local sales, use or other transfer taxes imposed as a result of the consummation of the Contemplated Transactions.
     8    DISTRIBUTIONS, DIVIDENDS AND BONUSES.

          (a) Since the date of the Company's Balance Sheet, which has been delivered to Buyer, Sellers have not received a dividend or other distribution with respect to equity securities of the Company and Sellers will cause the Company to refrain from declaring, setting aside or paying any dividend or other distribution with respect to the equity securities of the Company except as follows:

               (i) Buyer and Seller agree that prior to the Closing Date, the Company may distribute (or has distributed) to Sellers, proportionately in accordance with the relative percentage ownership of Shares by Sellers, an amount in the aggregate not to
          exceed $                   ,  which  distributions to the Sellers
          are intended to enable Sellers to pay their respective liability for federal and state income taxes accrued through January 31, 1997 (but not including any penalties or interest with respect to such taxes) which are directly attributable to taxable income of the Sellers from the Sellers' ownership of their respective Shares;

               (ii) In addition to the distribution permitted in Section 5.8(a)(i), Buyer and Seller agree that prior to the Closing Date, the Company may distribute (or has distributed) to Sellers, proportionately in accordance with the relative percentage ownership of Shares by Sellers, an amount equal to the Sellers' respective liabilities for state and federal income taxes (but not including any penalties or interest with respect to any such taxes), directly attributable to taxable income of the Sellers from the Sellers' ownership of their respective Shares (but not attributable to any taxes payable by reason of the sale of the Shares under this Agreement or any Election), and which accrued from the period commencing February 1, 1997 and ending through the Closing Date (such period shall be defined as the "Interim Period"). The tax rate for computation of the distributions under this Section 5.8(a)(ii) shall not exceed the rate used for computation of the distribution in Section 5.8(a)(i).

               In the event the Company declares a dividend or makes any distribution in excess of the amounts allowable under Section 5.8(a)(i) and (ii), such excess shall reduce the Dollar Purchase Price to be paid at the Closing.

          (b) Buyer and Sellers acknowledge and agree to the payment by the Company of bonuses to employees of the Company paid after December 31, 1996 in excess of the Company's compensation plan (set forth in Part 5.8(b) of the Disclosure Letter), in an amount equal to $297,500. Any bonuses in excess of such amount shall reduce the Dollar Purchase Price payable at the Closing.

     9 ADVANCES TO SHAREHOLDERS, DIRECTORS AND OFFICERS. Part 5.9 of the Disclosure Letter lists all outstanding loans, receivables or other advances outstanding to Sellers, directors or officers of the Company. The Sellers will cause all outstanding loans, receivables and advances to Sellers, officers and directors of the Company, to be repaid to the Company prior to the Closing Date.

6.   COVENANTS OF BUYER PRIOR TO CLOSING DATE.

     1 APPROVALS OF GOVERNMENTAL BODIES. As promptly as practicable after the date of this Agreement, Buyer will make all filings required by Legal Requirements to be made by them to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Buyer will, cooperate with Sellers with respect to all filings that Sellers are required by Legal Requirements to make in connection with the Contemplated Transactions, and cooperate with Sellers in obtaining all consents identified in Part 3.2 of the Disclosure Letter; provided that this Agreement will not require Buyer to dispose of or make any change in any portion of its business or to incur any other burden to obtain a Governmental Authorization.

     2    BEST  EFFORTS. Except as set forth in the proviso to Section 6.1, between the date of this Agreement and the Closing Date, Buyer will use its best efforts to cause the conditions in Sections 7 and 8 to be satisfied.

7. CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE. Buyer's obligation to purchase the Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

     1 ACCURACY OF REPRESENTATIONS. Each of the Sellers' representations and warranties in this Agreement, must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

     2 SELLERS' PERFORMANCE. All of the covenants and obligations that Sellers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.

     3    CONSENTS.  Each of the consents identified  in  Part  3.2  of the
Disclosure Letter, and each consent identified in Schedule 4.2, must have been obtained and must be in full force and effect.

     4    ADDITIONAL DOCUMENTS.   Each of the following documents must have
been delivered to Buyer:

          (a) an opinion of Waring Cox, PLC, dated the Closing Date, in the form of Exhibit 7.4(a);

          (b) such other documents as Buyer may reasonably request for the purpose of (i) enabling its counsel to provide the opinion referred to in Section 8.3(a), (ii) evidencing the accuracy of any of Sellers' representations and warranties, (iii) evidencing the performance by either Seller of, or the compliance by either Seller with, any covenant or obligation required to be performed or complied with by such Seller, (iv) evidencing the satisfaction of any condition referred to in this Section 7, or (v) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

     5 NO PROCEEDINGS. Since the date of this Agreement, there must not have been commenced or threatened against Buyer, any actions, suits or proceedings (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

     6 NO CLAIM REGARDING STOCK OWNERSHIP OR SALE PROCEEDS. There must not have been made or threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, any of the Company, or (b) is entitled to all or any portion of the Purchase Price.

     7 NO PROHIBITION. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Buyer or any Person affiliated with Buyer to suffer any material adverse consequence under,
(a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise formally proposed by or before any Governmental Body.

     8 FINANCING. Buyer shall have obtained financing substantially in accordance with the terms and provisions of that certain Commitment Letter dated May 20, 1997 executed by First Union Commercial Corporation and Buyer, a copy of which Buyer has previously provided to Sellers.
8.   CONDITIONS PRECEDENT TO SELLERS' OBLIGATION TO CLOSE.

     Sellers' obligation to sell the Shares and to take the other actions required to be taken by Sellers at the Closing is subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions (any of which may be waived by Sellers, in whole or in part):

     1 ACCURACY OF REPRESENTATIONS. All of Buyer's representations and warranties in this Agreement, and each of these representations and warranties, must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

     2    BUYER'S PERFORMANCE.

          (a) All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing, and each of these covenants and obligations must have been performed and complied with in all material respects.

          (b) Buyer must have delivered each of the documents required to be delivered by Buyer pursuant to Section 2.4 and must have made the payments required to be made by Buyer pursuant to Section 2.4.

     3    ADDITIONAL  DOCUMENTS.  Buyer  must  have  caused  the  following documents to be delivered to Sellers:

          (a) an opinion of Farris, Warfield & Kanaday, PLC, dated the Closing Date, in the form of Exhibit 8.3(a); and

          (b) such other documents as Sellers may reasonably request for the purpose of (i) enabling their counsel to provide the opinion referred to in Section 7.4(a), (ii) evidencing the accuracy of any representation or warranty of Buyer, (iii) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer,
     (ii) evidencing the satisfaction of any condition  referred to in this
     Section 8, or (v) otherwise facilitating the consummation of any of the Contemplated Transactions.

     4 NO INJUNCTION. There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the sale of the Shares by Sellers to Buyer, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

     5    CONSENTS. Each of  the  consents  identified  in  Part 3.2 of the
Disclosure Letter, and each consent identified in Schedule 4.2, must have been obtained and must be in full force and effect.

     6 NO PROCEEDINGS. Since the date of this Agreement, there must not have been commenced or threatened against the Company or the Sellers, any actions, suits or proceedings (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

9.   TERMINATION.

     1    TERMINATION EVENTS.  This Agreement may, by notice given prior to or at the Closing, be terminated:

          (a) by either Buyer or Sellers if a material breach of any provision of this Agreement has been committed by the other party and such breach has not been waived;

          (b) (i) by Buyer if any of the conditions in Section 7 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or (ii) by Sellers, if any of the conditions in Section 8 has not been satisfied of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Sellers to comply with their obligations under this Agreement) and Sellers have not waived such condition on or before the Closing Date;

          (c) by mutual consent of Buyer and Sellers; or

          (d) by either Buyer or Sellers if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before July 1, 1997, or such later date as the parties may agree upon.

     2    EFFECT  OF  TERMINATION.  Each party's right of termination under
Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to
Section 9.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 11.1, 11.3 and 11.4 will survive; provided, however, that if this Agreement is terminated by a party because of the breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

10.  INDEMNIFICATION; REMEDIES.

     1 SURVIVAL; RIGHT TO INDEMNIFICATION AFFECTED BY CERTAIN KNOWLEDGE. Subject to the limitations set forth in Section 10.2, all representations, warranties, covenants, and obligations in this Agreement, the Disclosure Letter, the certificate delivered pursuant to Section 2.4(a)(iii), and any other certificate or document delivered pursuant to this Agreement will survive the Closing. The Buyer will be deemed to have knowledge of matters disclosed by the express terms and provisions of documents previously delivered to Buyer by the Company prior to the Closing Date and described in Exhibit 10.1. Except for matters described in the Disclosure Letter and matters described in the preceding sentence, the right to indemnification, payment of damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of damages, or other remedy based on such representations, warranties, covenants, and obligations, and Buyer shall have no right of setoff or indemnification (or claim for Damages) for matters as to which Buyer has knowledge under the terms of this Section.

     2 INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLERS. Subject to the limitations set forth in Sections 3.4, 10.1, 10.5, 10.6 and 10.8, Sellers, jointly and severally, will indemnify and hold harmless Buyer, the Company, and their respective representatives, stockholders, controlling persons, and affiliates (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys' or accountants' fees) or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

          (a) any breach of any representation or warranty made by Sellers in this Agreement, the Disclosure Letter, or any other certificate or document delivered by Sellers pursuant to this Agreement. With respect to a breach of certain warranties described in subsections (i) through
     (iii) below, the following provisions shall apply:

          (i) To the extent that any of the buildings, plants, structures, equipment and other tangible personalty of the Company included in the assets on the Balance Sheet or Interim Balance Sheet are not in good condition or working order as of the Closing Date constituting a breach of warranties under Section 3.22, an amount equal to the cost of repair or, if repair is not commercially practicable, the cost of replacement;

          (ii) To the extent of a breach of warranties under Section 3.14 and to the extent items of inventory (except for inventory described in Section 4.7) are obsolete as of the Closing Date, an amount reflected in the Balance Sheet or Interim Balance Sheet of the Company for such inventory;

          (iii) To the extent that undisclosed liabilities exist as of the Closing Date as a breach of warranties under Section 3.25, an amount necessary to discharge such undisclosed liabilities.

          (b) any breach by any Seller of any covenant or obligation of such Seller in this Agreement.

     The remedies provided in this Section 10.2 are separate and distinct from Buyer's rights under Sections 2.5 and 5.8 hereof for a Purchase Price adjustment; provided, however, that in the event that facts, events, conditions or circumstances constituting or resulting in Damages under this
Section 10.2 also give rise to a reduction in the Purchase Price under Sections 2.5 and 5.8 hereof, any payment obligations of Sellers under
Section 10.2 shall first be deducted from the Third Deferred Payment. If the Third Deferred Payment is insufficient to satisfy Seller's obligations under Section 10.2 because the aggregate of the Purchase Price reduction pursuant to Section 2.5 hereof and the amounts payable by Sellers under
Section 10.2 hereof exceeds $250,000 (the maximum amount of the reduction in the Third Deferred Payment), Sellers shall be jointly and severally liable (except under the provisions of Section 3.4) to pay such amount to Buyer. Amounts payable by the Sellers under this Section 10.2 shall accrue interest from the Closing Date at the rate equal to the rate of interest borne by the Promissory Notes. The Buyer shall not be entitled to Damages under Section 10.2, if an adjustment for purchase price under Section 2.5 or 5.8 has been made for the same matter.

     3     [Intentionally Omitted]

     4 INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER. Buyer will indemnify and hold harmless Sellers, and will pay to Sellers the amount of any Damages arising, directly or indirectly, from or in connection with (a) any breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement, or (b) any breach by Buyer of any covenant or obligation of Buyer in this Agreement.

     5    TIME LIMITATIONS.

     (a) If the Closing occurs, Sellers will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before August 31, 1998 (and in the case of representations, warranties or covenants under Section 3.4, on or before June , 2000) Buyer notifies the Sellers' Representative of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer. Notwithstanding any provision of this Section
10.5 to the contrary, Sellers' liability (for indemnification or otherwise) with respect to representations, warranties, covenants or obligations with respect to Section 3.20 (Environmental Matters) and Section 3.12 (Tax Matters) will not be limited by the failure of Buyer to notify Sellers of a claim as set forth in the preceding sentence.

     (b) If the Closing occurs, Buyer will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before August 31, 1998 the Sellers' Representative notifies Buyer of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Sellers.

     6 THRESHOLD ON AMOUNT--SELLERS. Sellers will have no liability (for indemnification or otherwise) with respect to the matters described in
Section 10.2 until the total of all Damages exceed $50,000 and only for the amount by which such Damages exceed $50,000.

     Notwithstanding any other provision of this Agreement, the limitations of this Section 10.6 will not apply:

          (a) to a Seller with respect to which any breach of any of such Seller's representations and warranties of which such Seller had knowledge prior to the date on which such representation or warranty is made or any intentional breach by such Seller of any covenant or obligation; or

          (b) any breach of any representation or warranty of Sellers set forth in Section 3.4.

     7 THRESHOLD ON AMOUNT--BUYER. Buyer will have no liability (for indemnification or otherwise) with respect to the matters described in
Section 10.4 until the total of all damages with respect to such matters exceeds $50,000, and then only for the amount by which such damages exceed $50,000. However, this Section 10.7 will not apply to any breach of any of Buyer's representations and warranties of which Buyer had knowledge prior to the date on which such representation and warranty is made or any intentional breach by Buyer of any covenant or obligation.

     8 RIGHT OF SET-OFF AND EXERCISE OF REMEDIES. Based upon the provisions of Section 2.5 and this Section 10, upon prompt notice (after Buyer learns of the basis for a set-off) to Sellers' Representative specifying in reasonable detail the basis for such set-off, Buyer may set off any amount to which it may be entitled under Section 2.5 or this
Section 10 against the Third Deferred Payment. The exercise of such right of set-off by Buyer in good faith, whether or not ultimately determined to be justified, will not constitute an event of default under the Promissory Notes or any instrument securing a Promissory Note. Except as set forth in this Section, neither the exercise of nor the failure to exercise such right of set-off will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it. Except for a breach of the several warranties under Section 3.4, Buyer agrees that it will pursue its remedies under Section 10 in the following order of priority: (i) first, Buyer will exercise its right of set-off against the Promissory Notes of Sellers and the unpaid Stock Purchase Price on a pro rata basis; (ii) second, after exercising its set-off rights as set forth in subsection (i) of this Section, the Buyer shall pursue its remedies under Section 11.3, and if Buyer's claim is established, it shall first make demand against Sellers' on a pro rata basis (if Sellers are liable on a pro rata basis); (iii) third, then if a Seller (or Sellers) does not make full payment within 120 days after such demand, the Buyer may exercise its remedies hereunder against the Sellers on a non pro rata basis. With respect to a breach of the several warranties under Section 3.4, the Buyer will exercise its rights and remedies under this Agreement only against such defaulting Seller. Any set-off against the Stock Purchase Price shall value the shares constituting the Stock Purchase Price at the greater of current fair market value or $3.50 per share (as such shares may be adjusted under Section 3 of the Shareholders Agreement).

     9    PROCEDURE FOR INDEMNIFICATION--THIRD PARTY CLAIMS.

          (a) Promptly after receipt by an  indemnified party under Section
     10.2 or 10.4 of notice of the commencement of any action, claim, suit or proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice. Notice to Sellers' Representative will constitute notice to all Sellers under this
     Section  10.9  and  the consent of Sellers' Representative under  this
     Section 10.9 shall constitute the consent of all Sellers to the matters set forth in Section 10.9.

          (b) If any proceeding referred to in Section 10.9(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such proceeding, the indemnifying party will, unless the claim involves taxes, be entitled to participate in such proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such proceeding and provide indemnification with respect to such proceeding), to assume the defense of such proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 10 for any fees of other counsel or any other expenses with respect to the defense of such proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a proceeding, (i) it will be conclusively established for purposes of this Agreement (unless the parties agree otherwise) that the claims made in that proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any proceeding and the indemnifying party does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such proceeding, the indemnifying party will be bound by any determination made in such proceeding or any compromise or settlement effected by the indemnified party.

          (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such proceeding, but the indemnifying party will not be bound by any determination of a proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

          (d) Sellers hereby consent to the non-exclusive jurisdiction of any court in which a proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such proceeding or the matters alleged therein, and agree that process may be served on Sellers with respect to such a claim anywhere in the world.

     10        PROCEDURE FOR INDEMNIFICATION--OTHER  CLAIMS.  A  claim  for indemnification for any matter not involving a third-party claim may be asserted by prompt notice (setting forth in reasonable detail the nature of the claim) to the party from whom indemnification is sought.

11.  GENERAL PROVISIONS.

     1 EXPENSES. Except as set forth in the next sentence, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. Except for payments equaling one-half of the fees and expenses of its counsel, Waring Cox, PLC (which one-half portion shall not exceed $30,000), Sellers will cause the Company not to incur any out-of-pocket expenses with third parties in connection with this Agreement and the consummation of the transactions contemplated herein. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

     2 PUBLIC ANNOUNCEMENTS. Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer and Sellers' Representative shall mutually determine. Unless consented to by Buyer in advance or required by Legal Requirements, prior to the Closing, Sellers shall, and shall cause the Company to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. Sellers and Buyer will consult with each other concerning the means by which the Company's employees, customers, and suppliers and others having dealings with the Company will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

     3 MANDATORY ARBITRATION. Any controversy or claim between or among the parties hereto, including but not limited to those arising out of or relating to this Agreement, including any claim based on or arising from an alleged tort, (but excluding the adjustment under Section 2.5 which is governed procedurally by Section 2.5(a)(ii) hereof and excluding claims, controversies and disputes under the Non-Competition Agreements and the Employment Agreements, all of which shall be governed by the terms thereof) shall be determined by binding arbitration in accordance with the Federal Arbitration Act (or, if not applicable, the applicable Tennessee law), the rules of practice and procedure for the arbitration of commercial disputes of the American Arbitration Association ("A.A.A."), and the "Special Rules" set forth below. In the event of any inconsistency, the Special Rules shall control. Judgment upon any arbitration award may be entered in any court having jurisdiction. Any party to this Agreement may bring an action, including a summary or expedited proceeding, to compel arbitration of any controversy or claim to which this Agreement applies in any court having jurisdiction over such action.

          (i) SPECIAL RULES. The arbitration shall be conducted in Nashville, Tennessee and administered by A.A.A., who will appoint an arbitrator. All arbitration hearings will be commenced within ninety
     (90) days of the demand for arbitration. Further, the arbitrator shall only, upon a showing of cause, be permitted to extend the commencement of such hearing for an additional sixty (60) days.

     4 CONFIDENTIALITY. Between the date of this Agreement and the Closing Date, Buyer and Sellers will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Buyer and the Company to maintain in confidence, any information obtained in confidence from another party or the Company in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by legal proceedings. If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

     5 NOTICES. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth in Exhibit 11.5 for Sellers (with a copy as provided below) and as set forth below Buyer:

     Buyer:         Setech, Inc.
     Address:       905 Industrial Drive
                    Murfreesboro, TN 37129

     Facsimile No.: (615) 890-2914

With a copy to:          Joseph N. Barker, Esq.
                    Farris, Warfield & Kanaday PLC
                    424 Church Street, Suite 1900
                    Nashville, TN 37219
     Facsimile No.: (615) 726-3185

     A copy of notice to any of the Sellers shall be sent to:

     Samuel D. Chafetz, Esq.
     Waring Cox, PLC
     Morgan Keegan Tower
     50 North Front Street
     Suite 1300
     Memphis, TN 38103-1190
     Facsimile No.: (901) 543-8036

The Buyer, the Sellers or any other party described in this Section may designate such other address or telecopier number by written notice to the other parties required to give notice under this Agreement.

     6 JURISDICTION; SERVICE OF PROCESS. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, the Employment Agreements or the Non-Competition may be brought against any of the parties thereto in the courts of the State of Tennessee, County of Rutherford, or, if it has or can acquire jurisdiction, in the United States District Court for the Middle District of Tennessee, and each of the parties thereto who is a party to this Agreement consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

     7 FURTHER ASSURANCES. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

     8 WAIVER. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law,
(a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

     9 ENTIRE AGREEMENT AND MODIFICATION. This Agreement supersedes all prior agreements between the parties with respect to its subject matter (including the Letter of Intent between Buyer and Sellers dated April 7,
1997) and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

     10        DISCLOSURE LETTER.

          (a) The disclosures in the Disclosure Letter, may relate not only to the representations and warranties in the Section of the Agreement to which they expressly relate, but also to any other representation or warranty in this Agreement.

          (b) In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Letter (other than an exception expressly set forth as such in the Disclosure Letter with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

     11        ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS. None  of
the parties may assign any of its rights under this Agreement without the prior consent of the other parties, except that Buyer may assign any of its rights under this Agreement to any subsidiary of Buyer. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their heirs, legal representatives or permitted successors and assigns.

     12        SEVERABILITY. If any provision  of  this  Agreement  is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

     13        SECTION HEADINGS, CONSTRUCTION. The  headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

     14        TIME OF ESSENCE. With regard to all  dates  and time periods set forth or referred to in this Agreement, time is of the essence.

     15        GOVERNING LAW. This Agreement will be governed  by  the laws of the State of Tennessee without regard to conflicts of laws principles.

     16        COUNTERPARTS. This Agreement may be executed in one or  more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

                              SELLERS:


                              By:
                                   Michael S. Burnham, Jr.


                              By:
                                   Sara Katz


                              By:
                                   Elizabeth A. Harris


                              By:
                                   Barbara Harris


                              By:
                                   Michael  S. Burnham, Jr., Custodian  for
                                   Gregory Burnham under TN UTMA


                              By:

                                   Joanna Gorodetzki


                              By:

                                   Michael  S.  Burnham, Jr., Custodian for
                                   Spencer Burnham under TN UTMA


                              By:
                                   Alexander Gorodetzki


                              By:
                                   Elizabeth A. Harris,  Trustee  U/A dated
                                   4/23/90 FBO Gregory Burnham and  Spencer
                                   Burnham ("Elizabeth Harris Trust I")


                              By:

                                   Barbara   Harris,   Trustee   U/A  dated
                                   4/23/90   FBO   Joanna   Gorodetzki  and
                                   Alexander  Gorodetzki  ("Barbara  Harris
                                   Trust I")


                              By:
                                   Elizabeth A. Harris, Trustee  U/A  dated
                                   4/23/90  FBO Gregory Burnham and Spencer
                                   Burnham ("Elizabeth Harris Trust II")


                              By:

                                   Barbara   Harris,   Trustee   U/A  dated
                                   4/23/90   FBO   Joanna   Gorodetzki  and
                                   Alexander  Gorodetzki  ("Barbara  Harris
                                   Trust II")


                              By:
                                   Elizabeth A. Harris, Trustee  U/A  dated
                                   4/23/90  FBO Gregory Burnham and Spencer
                                   Burnham ("Elizabeth Harris Trust III")


                              By:

                                   Barbara   Harris,   Trustee   U/A  dated
                                   4/23/90   FBO   Joanna   Gorodetzki  and
                                   Alexander  Gorodetzki  ("Barbara  Harris
                                   Trust III")


                              By:

                                   Nancy Katz


                              By:

                                   Robert Martin


                              By:

                                   John Katz


                              By:

                                   David Wright


                              By:

                                   David Katz


                              By:

                                   Jared Katz


                              BUYER:

                              SETECH, INC.


                              By:


                              Title: